December 7, 2010

PROPOSAL FOR INVESTMENT OF $500,000

Investor:	Certain stockholders of Intellect Neurosciences, Inc. (the “Company”), as set forth on the signature page hereof (collectively, the “Investor”).

The Investment: The Notes:
The Investor, as set forth on Schedule A hereto, shall purchase $500,000 principal amount of convertible notes of the Company (the “Notes”) for a purchase price of $500,000, due upon execution of this term sheet.

The Notes shall have a three-year maturity and shall bear interest at the rate of 14% per annum, due at the maturity of the Notes.  Principal and accrued interest on the Notes shall be convertible into common stock of the Company at an initial conversion price of $.0025 per share, subject to customary anti-dilution protection in the case of stock dividends, stock splits, reverse splits, reorganizations and recapitalizations and subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective conversion price of the Notes.

Lock-Up: Warrants:
The Investor shall agree not to sell any common stock of the Company on the open market for six months after the Investment is funded.

The Company shall grant the Investor five-year warrants (the “Warrants”) to purchase common stock of the Company at an initial exercise price of $.0025 per share with an aggregate exercise price equal to the amount of the Investment,.  Such Warrants shall have a cashless exercise feature and shall provide customary anti-dilution protection in the case of stock dividends, stock splits, reverse splits, recapitalizations and reorganizations and shall be subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective exercise price.

Additional Stock:
Upon funding of the Investment, the Company shall, as additional consideration for the Investment and for the adjustment to the promissory notes described below, issue shares of Preferred Stock, as described below (the “Preferred Stock”), to the Investor.  The Preferred Stock shall have an initial aggregate liquidation preference equal to $10 million.

Terms of the Preferred Stock:
The Preferred Stock shall rank pari passu with any other preferred stock of the Company outstanding and senior to any subsequently issued preferred stock with respect to liquidation and dividends.  The Preferred Stock shall pay dividends of ten percent per annum, which shall be fully cumulative.  The liquidation preference of the Preferred Stock shall equal the initial liquidation preference amount, as set forth above, plus any accrued but unpaid dividends.  The Preferred Stock shall not be redeemable except, at the option of the holder, the Preferred Stock shall be redeemed at its liquidation preference amount in the case of extraordinary corporate transactions, such as mergers, consolidations, recapitalizations and sales of substantially all of the Company’s assets.  The Preferred Stock shall provide that, in the case of such extraordinary transactions, if the holder does elect to cause the redemption of the Preferred Stock, the successor corporation shall be required to assume the obligation to pay the redemption amount, and if the holder elects not to cause the redemption of the Preferred Stock, the successor corporation shall be required to provide securities having substantially the same rights to the holders of the Preferred Stock as they had prior to any such transaction.  The Preferred Stock, up to its full liquidation value, shall be convertible into common stock of the Company at an initial conversion price of $.0025 per share, subject to customary anti-dilution protection in the case of stock dividends, stock splits and reverse splits, and subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective conversion price of the Preferred Stock.

Adjustment to Certain Promissory Notes of the Company:
The Investor holds certain convertible promissory notes of the Company having an original maturity of three years from their issuance.  The Investor agrees that the maturity of these notes shall be adjusted to five years from the execution of this term sheet.

Option to Purchase Additional Notes:
The Company shall grant the Investor the option, for nine months following the Investment and pro rata to the commitment amounts set forth on Schedule A hereto, to purchase up to $500,000 additional principal amount of Notes on the same terms as the Investment, including the right to receive Warrants and Preferred Stock incident thereto.

Additional Covenants of the Company:
The Company agrees to effect a one for fifty reverse stock split of its common stock, as previously authorized by the Company’s stockholders, within 6 months after the execution of this term sheet. The Company shall also agree not to issue any debt instruments for borrowed money without the consent of the Investor, as determined by the majority in interest thereof.  The Company acknowledges that its common stock is not a security registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

Documentation:
The parties shall work in good faith to complete mutually acceptable final documentation of these transactions.  Notwithstanding the foregoing, this term sheet shall be binding upon the parties upon execution.

Fees:	The Company shall pay $20,000 in legal fees to counsel for the Investor, payable upon the funding of the Investment.

This Term Sheet shall be binding upon execution by all the parties.

INVESTOR:	COMPANY:
INTELLECT NEUROSCIENCES, INC.

By:/s/ Elliot Maza

Name	Title: CFO

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